EXHIBIT 10.3

SPS COMMERCE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Effective: December 10, 2019

Director annual retainer: Annual retainer, payable in cash, of $31,000 per director except for the chairperson who shall receive $61,000.

Committee chairs annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 20,000
Compensation Committee:	12,000
Finance and Strategy Committee:	10,000
Governance and Nominating Committee:	7,500

Committee member annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 8,000
Compensation Committee:	5,000
Finance and Strategy Committee:	5,000
Governance and Nominating Committee:	4,000

Annual non-statutory stock option grants:

•

To purchase up to $85,000 of common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB ASC 718 on the date of the Company’s annual meeting of stockholders using the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the annual meeting of stockholders

•	Granted to directors who are elected to the board at the annual meeting of stockholders
•	Exercise price per share equal to the closing sales price for a share on the Nasdaq Global Market on the date of the annual meeting of stockholders
•

Vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on the fiscal quarter end next following the date of the annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date

•	Maximum term of seven years measured from the date of grant

Annual restricted stock and/or deferred stock unit grants:

•

To acquire up to $85,000 of restricted common stock or deferred stock units, or some combination of the two, at the director’s election, calculated by dividing $85,000 by the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the Company’s annual meeting of stockholders

•	Granted to directors who are elected to the board at the annual meeting of stockholders
•

Vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on the fiscal quarter end next following the date of the annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date

•

Deferred stock units must be retained until completion of the director’s service on the board, and upon completion of such service, convert into an equal number of shares of the Company’s common stock. A director may defer receipt of the shares for up to ten years after completion of service.

Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.